Exhibit 99.1
PACKAGING CORPORATION OF AMERICA REPORTS SECOND QUARTER 2009 RESULTS
Lake Forest, IL, July 20, 2009 – Packaging Corporation of America (NYSE: PKG) today reported second quarter 2009 net income of $109 million, or $1.07 per share. Second quarter earnings included income of $80 million, or $0.79 per share, from alternative fuel mixture tax credits for the period from December 13, 2008 through June 30, 2009. Net sales for the second quarter were $549 million compared to $616 million in the second quarter of 2008.
Excluding income from alternative fuel mixture tax credits, net income was $29 million, or $0.28 per share versus second quarter 2008 net income of $35 million, or $0.34 per share. This $0.06 per share decrease in earnings, compared to last year, was driven primarily by the downturn in the economy which lowered containerboard and corrugated products volume and increased downtime ($0.14), as well as by higher costs for labor and benefits ($0.02), and lower prices ($0.02). These items were partially offset by lower costs for recycled fiber ($0.05), transportation ($0.04), and energy ($0.03).
Net income for the first six months of 2009 was $135 million, or $1.32 per share, and excluding alternative fuel mixture tax credits, earnings were $54 million, or $0.53 per share, compared to $67 million, or $0.65 per share, in 2008. Year-to-date net sales were $1.06 billion compared to $1.19 billion in 2008.
Corrugated products shipments were down 6.3% per workday and 7.8% in total, and outside sales of containerboard were down about 30,000 tons compared to last year’s second quarter. Containerboard production was 555,000 tons after taking approximately 60,000 tons of annual maintenance outage and market-related downtime. PCA’s June ending containerboard inventory was about 2,000 tons below the end of the first quarter.
Paul T. Stecko, Chairman and CEO of PCA, said, “Business conditions improved significantly during the quarter with higher than expected sales volumes, less market-related mill downtime, and lower operating costs. Compared to the first quarter, our corrugated products shipments were up 10%, or 40,000 tons, and outside sales of containerboard were up 20%, or 16,000 tons. Energy costs were also significantly lower than expected driven by operating efficiencies and lower prices. PCA’s containerboard inventory fell during the quarter, and industry inventories were at their lowest June ending level in almost 30 years.”
“Looking ahead,” Mr. Stecko added, “our sales volumes are expected to be higher in the third quarter, but some market-related mill downtime is still likely. Prices are expected to be lower as a result of previously published changes in prices for containerboard, and recycled fiber costs are expected to be significantly higher. Considering these items, and excluding any income from alternative fuel mixture tax credits, we currently estimate our third quarter earnings at about $0.24 per share.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.4 billion in 2008. PCA operates four paper mills and 68 corrugated products plants in 26 states across the country.

CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com
Conference Call Information:

WHAT:	Packaging Corporation of America’s 2nd Quarter 2009 Earnings Conference Call

WHEN:	Tuesday, July 21, 2009
10:00 a.m. Eastern Time

NUMBER:	(866) 847-7864 (U.S. and Canada) or (703) 639-1430 (International) Dial in by 9:45 a.m. Eastern Time Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	July 21, 2009 1:00 p.m. Eastern Time through
Aug. 4, 2009 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International)
Passcode: 1376506
Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended June 30,
(in millions, except per share data)	2009	2008
Net sales	$549.4	$616.2
Cost of sales	(430.9)	(489.0)

Gross profit	118.5	127.2
Selling and administrative expenses	(42.8)	(43.5)
Corporate overhead	(15.4)	(14.3)
Other income (expense), net	75.4	(5.2)

Income before interest and taxes	135.7	64.2
Interest expense, net	(8.8)	(8.2)

Income before taxes	126.9	56.0
Provision for income taxes	(18.0)	(20.8)

Net income	$108.9	$35.2

Earnings per share:
Basic	$1.07	$0.34

Diluted	$1.07	$0.34

Basic common shares outstanding	101.5	103.1
Diluted common shares outstanding	102.2	103.9

Supplemental financial information:
Capital spending	$22.4	$31.1
Cash balance	$192.9	$297.6 (1)

(1)	Includes $150 million in proceeds received from the March 2008 issuance of 6 1/2% senior notes due 2018. These proceeds were later used to repay all of the outstanding $150 million of 4 3/8% senior notes, which matured on August 1, 2008.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Six Months Ended June 30,
(in millions, except per share data)	2009	2008
Net sales	$1,061.8	$1,193.7
Cost of sales	(833.3)	(948.3)

Gross profit	228.5	245.4
Selling and administrative expenses	(86.1)	(87.1)
Corporate overhead	(28.9)	(28.4)
Other income (expense), net	71.8	(8.6)

Income before interest and taxes	185.3	121.3
Interest expense, net	(17.5)	(14.5)

Income before taxes	167.8	106.8
Provision for income taxes	(33.2)	(39.5)

Net income	$134.6	$67.3

Earnings per share:
Basic	$1.33	$0.65

Diluted	$1.32	$0.65

Basic common shares outstanding	101.4	103.4
Diluted common shares outstanding	102.1	104.3

Supplemental financial information:
Capital spending	$50.3	$65.6